Exhibit 2.2

TRANSFER AGREEMENT

This UNIT TRANSFER AGREEMENT (“Agreement”), dated as of the 31st day of December, 2011, is entered by and between Juhl Energy Development, Inc. (“Transferor”), and Juhl Renewable Assets, Inc. (“Transferee”).

WITNESSETH THAT:

WHEREAS, for the consideration described herein, Transferor desires to transfer to Transferee all of Transferor’s Membership Units in Winona Wind Holdings, LLC (the “Units”); and

WHEREAS, the parties hereto deem it proper and beneficial to effect the transfer herein described.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants set forth below, the parties hereto agree as follows:

1.           TRANSFER OF UNITS

1.1           Transfer of Units.  On the date hereof and for a payment from Transferee to Transferor in the amount of $10 and other mutually agreed upon consideration, Transferor shall assign, transfer, and deliver to Transferee and Transferee shall accept the Units.

1.2           Transfer of Title to the Units.  The assignment, conveyance, transfer, and delivery by Transferor of the Units shall be made by delivering an executed Assignment Separate from Certificate (the “Unit Power”), the form of which is attached hereto as Exhibit A.

2.           MISCELLANEOUS

2.1           Taxes.  Transferor shall bear sales, use, capital gains, or transfer taxes, if any, payable to any state, county, or municipality, or any other governmental entity assessed or levied upon Transferor in connection with the transactions contemplated by this Agreement.

2.2           Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto with regard to the subject matter hereof.  This Agreement shall not be amended except by a writing signed by both parties.

2.3           Counterparts.  This Agreement may be executed in one or more counterparts and by transmission of a facsimile or digital image containing the signature of an authorized person, each of which shall be deemed and accepted as an original, and all of which together shall constitute a single instrument. Each party represents and warrants that the person executing on behalf of such party has been duly authorized to execute this Agreement.

2.4           Further Agreement.  From time to time after the Closing Date, at the request of Transferee and without further consideration, Transferor shall execute and deliver such other instruments of conveyance as Transferor agrees are reasonably necessary to evidence the transfer and take such other action as Transferee may specify so as to convey to, transfer to, vest in, and put Transferee in possession of the Transferor, so long as Transferor agrees that such actions are reasonably necessary.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

TRANSFEREE:

Juhl Renewable Assets, Inc.

By:  /s/John Brand
Its:  Secretary/CFO

TRANSFEROR:

Juhl Energy Development, Inc.

By:  /s/John Brand
Its:  CFO

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, Juhl Energy Development, Inc. (“JEDI”) hereby transfers unto Juhl Renewable Assets, Inc. 1,000 Units of Winona Wind Holdings, LLC, a Minnesota limited liability company (the “Company”), representing JEDI’s entire membership interest in the Company, and standing in JEDI’s name on the books of the Company.

Date:  December 31, 2011                                                 Juhl Energy Development, Inc.

By:/s/John Brand

Its: CFO

ACCEPTANCE OF TRANSFER

The undersigned hereby accepts the foregoing transfer of membership interests in the Company.

Juhl Renewable Assets, Inc.

By:  /s/John Brand

Its:  Secretary/CFO

CONSENT TO TRANSFER

The undersigned hereby consents to the foregoing transfer of membership interest in the Company.

Winona Wind Holdings, LLC

By:  /s/

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